Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules of UAL Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the Company’s reorganization under Chapter 11 and (ii) the Company’s ability to continue as a going concern), and management’s report on the effectiveness of internal control over financial reporting dated March 15, 2005 appearing in the Annual Report on Form 10-K of UAL Corporation for the year ended December 31, 2004.
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Chicago, Illinois
February 28, 2006